Exhibit 99.1

For immediate release

Endeavour Announces New Board Member

Houston, March 19, 2014 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that James H. Browning has been appointed to a serve as a Director on the company’s Board of Directors. He will serve as an independent director and be appointed to both the Technology & Reserves Committee and Audit Committee, where he qualifies as an “audit committee financial expert.”

“Jim’s experience in the energy sector, in-depth knowledge of the financial markets and his position as senior partner at one the industry’s top accounting firms will be extremely valuable to Endeavour,” said William L. Transier, chairman, chief executive officer and president. “After a detailed and thorough process, we are very pleased to have someone of Jim’s calibre join our board.”

Mr. Browning is a former partner at KPMG LLP, serving in that role for almost thirty years until his retirement in 2009. He held numerous titles including Southwest Area Professional Practice Partner, Business Unit Professional Practice Partner, Partner in Charge of Audit Practice, SEC Reviewing Partner and Lead Audit Engagement Partner. Mr. Browning has worked with a variety of industry sectors including Energy, Construction, Manufacturing and Distribution and Commercial.

He holds a B.S. in Business Administration from Louisiana State University and is a Certified Public Accountant in Texas, Louisiana and Florida. Mr. Browning also serves on the boards of Texas Capital Bancshares Inc. a role he has held since 2009, as well as RigNet Inc. a role he has held since 2010. He became Chairman at RigNet Inc. in 2012.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

For further information:

Endeavour – Investor Relations
Darcey Matthews	713-307-8711